1 ACTIVE/117159043.1 XERIS BIOPHARMA HOLDINGS, INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY The purpose of this Non-Employee Director Compensation Policy of Xeris Biopharma Holdings, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non- employee directors shall be paid compensation for services provided to the Company as set forth below: Cash Retainers Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro- rated based on the number of actual days served by the director during such calendar quarter. Additional Annual Retainer for Non-Executive Chair of the Board: $40,000 Additional Retainers for Committee Membership: Audit Committee Chair: $20,000 Audit Committee member: $10,000 Compensation Committee Chair: $18,000 Compensation Committee member: $9,000 Nominating and Corporate Governance Committee Chair: $10,000 Nominating and Corporate Governance Committee member: $5,000 Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors. Equity Retainers Initial Award: An initial, one-time equity award (the “Initial Award”) of 100,000 restricted stock units (RSUs) to each new non-employee director upon his or her election to the Board of Directors, which shall vest over three years, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. This Initial Award applies only to non-employee directors who are first elected to the Board of Directors subsequent to the Company’s initial public offering. Exhibit 10.1

2 ACTIVE/117159043.1 Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non- employee member of the Board of Directors, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) of 50,000 RSUs, which shall vest upon the earlier to occur of the first anniversary of the date of the grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Sale Event Acceleration: All outstanding equity awards held by non-employee directors shall become fully vested and exercisable or nonforfeitable upon a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan or any other equity incentive plan under which the award is granted). Expenses The Company will reimburse all reasonable out-of-pocket expenses incurred by non- employee directors in attending meetings of the Board or any Committee. Adopted April 25, 2018 and amended effective January 1, 2022, August 9, 2022, January 1, 2023, January 1, 2024, August 1, 2024 and January 1, 2025.